Exhibit 99.1

Crestwood Midstream Partners LP Announces

Pricing of Private Offering of $150 Million Senior Notes due 2019

HOUSTON, TEXAS, November 8, 2012 — Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood”) announced today that it has priced an additional $150,000,000 aggregate principal amount of its 7.75% Senior Notes due 2019 (the “Notes”) issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Other than with respect to the date of issuance, issue price and CUSIP number, the Notes will have the same terms as Crestwood’s existing outstanding $200,000,000 aggregate principal amount of 7.75% Senior Notes due 2019 (the “Existing Notes”). Once the Notes are registered and exchanged for exchange notes, Crestwood expects that the Notes and the Existing Notes will share a single CUSIP number and thereafter be fungible. The Notes will be guaranteed on a senior unsecured basis by certain of Crestwood’s current and future domestic subsidiaries. Crestwood will use the net proceeds from this offering to reduce indebtedness under its revolving credit facility.

The Notes and the related guarantees are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About Crestwood Midstream Partners LP

Houston, Texas based Crestwood is a growth-oriented, midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale in north Texas, the Fayetteville Shale in northwest Arkansas, the Granite Wash in the Texas Panhandle, the Marcellus Shale in northern West Virginia, the emerging Avalon Shale trend in southeastern New Mexico, and the Haynesville/Bossier Shale in western Louisiana.

Investor Contact:

Mark Stockard

832-519-2207

mstockard@crestwoodlp.com

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